UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 29, 2018

Assurant, Inc.
(Exact Name of registrant as specified in charter)

Commission File Number: 001-31978
DE	39-1126612
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

28 Liberty Street, 41st Floor New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure.
On January 8, 2018, Assurant, Inc. (the “Company”) entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), with TWG Holdings Limited, a Bermuda limited company (“TWG”), TWG Re, Ltd., a corporation incorporated in the Cayman Islands (“TWG Re”), Arbor Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of TWG (“TWG Merger Sub”) (solely for purposes of Article III and Article VIII thereof) and Spartan Merger Sub, Ltd., a Bermuda exempted limited company and a direct wholly owned subsidiary of Assurant (“Merger Sub”). The Merger Agreement amends and restates in its entirety that certain Agreement and Plan of Merger entered into by the Company, TWG, TWG Re and TWG Merger Sub on October 17, 2017. Under the terms of the Merger Agreement and subject to the satisfaction or waiver of the conditions therein, in lieu of the transactions contemplated by the original Agreement and Plan of Merger, the Company will acquire TWG through a transaction in which Merger Sub will merge with and into TWG, with TWG continuing as the surviving corporation and as a wholly owned subsidiary of the Company (the “Merger”).
The following table sets forth summary consolidated income statement and balance sheet financial data of TWG as of the dates and for each of the periods indicated. The summary financial data have been derived from financial records of TWG made available to the Company’s management and adjusted to conform to the Company’s accounting policy of reporting revenue as the actual amounts paid by consumers (retail basis). TWG’s accounting for a portion of their revenues is presented net of amounts paid to the selling dealer or retailer acting as TWG’s agent (dealer basis) as compared to the Company’s accounting, which generally recognizes revenues for such contracts based on the actual retail amount paid by the consumer, inclusive of the amounts paid to cover dealer or retailer selling costs. The conforming adjustments to the summary financial data are reflected in the table below. After the closing of the Merger, the presentation will conform to the Company’s accounting policies. This summary financial data does not purport to reflect what such financial results would have been if the transaction had been completed on or for the periods indicated, nor may be indicative of what the results may be following the Merger and related transactions.
The audited consolidated financial statements of TWG as of and for the year ended December 31, 2017 and unaudited pro forma condensed combined financial statements of the Company, which give effect to the acquisition of TWG, as of and for the year ended December 31, 2017, were filed as Exhibits 99.2 and 99.3, respectively, to the Company’s Current Report on Form 8-K filed on March 6, 2018. The unaudited consolidated financial statements of TWG as of and for the three months ended March 31, 2018 and unaudited pro forma condensed combined financial statements of the Company, which give effect to the acquisition of TWG, as of and for the three months ended March 31, 2018 are required to be filed within 71 calendar days of the date of the Current Report on Form 8-K announcing the closing of the Merger.

($ in millions)
	Three months ended March 31,		Year ended December 31,
Summary Income Statement Data	2018	2017	2017
Premiums earned and contract fees, as adjusted(1)	$596.9	$481.8	$2,062.3
Total revenue, as adjusted(1)	$618.7	$508.2	$2,170.2
Income before income tax	$21.1	$25.5	$92.7
Net income	$15.8	$20.8	$82.6
Adjusted net income(2)	$24.7	$22.8	$92.5

Summary Balance Sheet Data	As of March 31, 2018	As of December 31, 2017
Total assets, as adjusted(3)	$10,229.8	$10,041.0
Total reserves, as adjusted(3)	$7,889.0	$7,709.7
Debt	$589.5	$590.2
Total liabilities, as adjusted(3)	$9,307.1	$9,117.5
Total stockholders' equity	$922.7	$923.5

1)
TWG's premiums earned and contract fees as well as total revenues before the conforming adjustments to present revenues on a retail basis were $303 million and $325 million, respectively, for the three months ended March 31, 2018; $257 million and $284 million, respectively, for the three months ended March 31, 2017; and $1.09 billion and $1.20 billion, respectively, for the year ended December 31, 2017.

2)
Adjusted net income is a non-GAAP measure and represents GAAP net income excluding after-tax interest expense and net realized gains (losses) on investments. For the three months ended March 31, 2018 and 2017 and for the year ended December 31, 2017, after-tax interest expense was $5 million ($7 million pre-tax), $3 million ($5 million pre-tax) and $15 million ($23 million pre-tax), respectively. For the three months ended March 31, 2018 and 2017 and for the year ended December 31, 2017, after-tax net realized gains (losses) on investments were net losses of $4 million ($5 million pre-tax), net gains of $1 million ($2 million pre-tax) and net gains of $5 million ($7 million pre-tax), respectively.

3)
TWG's total assets, total reserves and total liabilities before the conforming adjustments to present revenues on a retail basis were $6.65 billion, $4.31 billion and $5.73 billion, respectively, as of March 31, 2018, and $6.57 billion, $4.24 billion and $5.65 billion, respectively, as of December 31, 2017.

The information being furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: May 29, 2018	By:	/s/ Carey S. Roberts
Carey S. Roberts
Executive Vice President, Chief Legal Officer and Secretary

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